CERTIFICATE OF SECRETARY




I, David P. Goss, certify that I am Assistant Secretary of FRANKLIN VALUE INVESTORS TRUST (the "Trust").

As Assistant Secretary of the Trust, I further certify that the following resolution was adopted by a majority of the Trustees of the Trust present at a meeting held at 777 Mariners Island Boulevard, San Mateo, California 94404, on February 24, 2000.


           RESOLVED, that a Power of Attorney, substantially in the form of the Power of Attorney presented to this Board, appointing Mark H. Plafker, Harmon E, Burns Deborah R. Gatzek, Karen L. Skidmore. Leiann Nuzum, Murray L. Simpson, Barbara J. Green and David P. Goss as attorneys-in-fact for the purpose of filing documents with the Securities and Exchange Commission, be executed by each Trustee and designated officer.


I declare under penalty of perjury that the matters set forth in this certificate are true and correct of my own knowledge.




                                          /S/ DAVID P. GOSS
Dated:     FEBRUARY 24, 2000              David P. Goss
                                          Assistant Secretary